                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                         SUNBELT AUTOMOTIVE GROUP, INC.

                                   ARTICLE I.

         The name of the Corporation is: SUNBELT AUTOMOTIVE GROUP, INC.

                                  ARTICLE II.

         The street address and county of the Corporation's initial registered office shall be at: 2150 Cobb Parkway, Smyrna, Georgia 30080. The initial registered agent of the Corporation at such address shall be: Stephen C. Whicker, Esq.

                                  ARTICLE III.

         The name and address of the incorporator are: Stephen C. Whicker, Esq., 2150 Cobb Parkway, Smyrna, Cobb County, Georgia 30080.

                                  ARTICLE IV.

         The mailing address of the Corporation's initial principal office is:
2150 Cobb Parkway, Smyrna, Georgia 30080.

                                   ARTICLE V.

         The total number of shares of all classes which the Corporation has authority to issue is 500,000,000, of which 450,000,000 shares shall be designated as "Common Stock", with a par value of $0.001 per share, and 50,000,000 shares shall be designated as "Preferred Stock," with a par value of $0.001 per share.

         The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

                                  COMMON STOCK

         Subject to all the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article V, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation, including, but not limited to, the following rights and privileges:

         (a) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

         (b) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

         (c) upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, and subject to the rights of the holders of Preferred Stock.

                                 PREFERRED STOCK

         Subject to the provisions of any applicable law or of the Bylaws of the Corporation, as from time to time amended, with respect to fixing the record date for the determination of shareholders entitled to vote, and except as otherwise provided by any applicable law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of the Common Stock shall have and possess exclusive voting power and rights for the election of directors and for all other purposes, with each share being entitled to vote.

         The Board of Directors is hereby expressly authorized to issue, at any time and from time to time, shares of Preferred Stock in one or more series. The number of shares within any such series shall be designated by the Board of Directors in one or more resolutions, and the shares of each series so designated shall have such preferences with respect to the Common Stock and other series of Preferred Stock, and such other rights, restrictions or limitations with respect to voting, dividends, conversion, exchange, redemption and any other matters, as may be set forth in one or more resolutions adopted by the Board of Directors. If and to the extent required by law, or as otherwise resolved by the Board of Directors, Articles of Amendment setting forth any such designation, preferences, rights, restrictions or limitations shall be filed with the Georgia Secretary of State prior to the issuance of any shares of such series.

         The authority of the Board of Directors with respect to the establishment of each series of Preferred Stock shall include, without limitation, determination of the following matters which may vary between series:

         (a) The number of shares constituting that series and the distinctive designation of that series;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (g) The rights of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (h) Any other relative preferences, rights, restrictions or limitations of that series, including but not limited to any obligations of the Corporation to repurchase shares of that series upon specified events.

                                  ARTICLE VI.

         A. The number of directors of the Corporation shall be not less than three (3) and not more than fifteen (15) directors. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, with respect to the first time for which they shall severally hold office. Each Director of the First Class chosen shall hold office until the first annual meeting of the shareholders following his or her election and until a successor shall be elected and qualified, or until his or her earlier death, resignation, incapacity to serve, or removal; each Director of the Second Class first chosen shall hold office until the second annual meeting following his or her election and until a successor shall be elected and qualified, or until his or her earlier death, resignation, incapacity to serve, or removal; and Director of the Third Class first chosen shall hold office until the third annual meeting following his or her election and until a successor shall be elected and qualified, or until his or her earlier death, resignation, incapacity to serve, or removal. At each annual meeting of the shareholders held thereafter, the successor to the class of Directors whose terms shall expire at that time shall be elected to hold office until the third succeeding annual meeting of the shareholders following their election, and until a successor shall be elected and qualified, or until their earlier death, resignation, incapacity to serve, or removals. Any increase or decrease in the number of Directors shall be so apportioned among the classes as to make all classes authorized by the requisite vote of the shareholders as nearly equal in number as possible.

         B. Any vacancy in the Board of Directors resulting from the death, resignation or retirement of a Director, or from any other cause other than removal by the shareholders or increase in the authorized number of Directors, shall be filled by a majority vote of the remaining Directors, though less than a quorum, for a term corresponding to the unexpired term of his or her predecessor in office.

         C. Any vacancy in the Board of Directors occurring as a result of the removal of a Director by the shareholders shall be filled by the shareholders, or, if authorized by the shareholders, by a majority vote of the remaining Directors, though less than a quorum, for a term corresponding to the unexpired term of his or her predecessor in office.

                                  ARTICLE VII.

         At any meeting of the shareholders called for such purpose, any Director may, by a vote of at least eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote for the election of Directors, be removed for any reason whatsoever, or may, by the vote of a majority of the shares of capital stock of the Corporation entitled to vote for the election of Directors be removed for any of the following reasons:

         (a) appropriation by the Director, in violation of his or her duties, of any business opportunity of the Corporation;

         (b) acts or omissions of the Director, which involve intentional misconduct or a knowing violation of laws;

         (c) the types of liability of the Director set forth in Section 14-2-832 of the Georgia Business Corporation Code, as amended; and

         (d) any transaction from which the Director receives an improper personal benefit.


                                 ARTICLE VIII.

         No Director shall have any personal liability to the Corporation or to its shareholders for monetary damages for any action taken, or any failure to take any action, as a Director by reason of any act or omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a Director described Section 14-2-202(b)(4)(A) through (D) of the Georgia Business Corporation Code (the "Code"), as amended from time to time or any successor statute thereto. Neither the amendment, nor repeal of this Article VIII, nor the adoption of any provision of the Articles of Incorporation of the Corporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any act or failure to act, or any cause of action, suit or other claim that, but for this Article VIII, would accrue or arise prior to any amendment, repeal or adoption of such an inconsistent provision. If the Code is subsequently amended to provide for further limitations on the personal liability of directors of corporations for any action taken, or any failure to take action, as a director, then the personal liability of the Directors of the Corporation shall be so further limited to the greatest extent pemmitted by the Code.

                                  ARTICLE IX.

         A. Each person who is or was a Director or officer of the Corporation, and each person who, while a Director or officer of the Corporation, is or was serving at the Corporation's request as a Director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, shall be indemnified by the Corporation against any liability (including attorneys' fees) which is allowed to be paid or reimbursed by the Corporation under the laws of the State of Georgia and which is actually and reasonably incurred in connection with any proceeding in which such person may be involved by reason of his or her being or having been a Director or officer of this Corporation or of such other entity. Such indemnification shall be made only in accordance with the laws of the State of Georgia and subject to the conditions prescribed therein.

         B. In any instance where the laws of the State of Georgia permit indemnification to be provided to such a Director or officer only on a detemmination with respect to a specific proceeding that certain specified standards of conduct have been met, upon application for indemnification by any such person the Corporation shall promptly cause such determination to be made in a manner consistent with any requirements of the Code.

         C. As a condition to any such right of indemnification, the Corporation may require that it be permitted to participate in the defense of any such proceeding through legal counsel designated by the Corporation and at the expense of the Corporation.

         D. The Corporation may purchase and maintain insurance on behalf of an individual who is a Director, officer, employee, or agent of the Corporation or who, while a Director, officer, employee, or agent of the Corporation, serves at the Corporation's request as a Director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a Director, officer, employee or agent, whether or not the Corporation would have the power to indemnify or advance expenses to him or her against the same liability under Part 5 of the Code. If any expenses or other amounts are paid by way of indemnification, other than by court order, action by shareholders or by an insurance carrier, the Corporation shall provide notice of such payment to the shareholders in accordance with any applicable provision of the laws of the State of Georgia.

         E. For the purposes of this Article IX, the terms "Director," "officer," "party," "proceeding," "liability," "expenses" and other terms used in this Article IX shall have such meanings, if any, as are prescribed in
Section 14-2-850 of the Code or any successor statute thereto. Nothing in this
Article IX shall be construed as limited the applicability and scope of Georgia law with respect to indemnification, reimbursement of expenses and advances for expenses of any persons.

                                   ARTICLE X.

         Special meetings of the shareholders of the Corporation may be called only by the Chief Executive Officer of the Corporation, the Chairman of the Board of Directors, or by a majority vote of the Board of Directors.

                                  ARTICLE XI.

         An affirmative vote of the holders of at least two-thirds of the voting power represented by all outstanding Common Stock of the Corporation shall be required to approve any amendments to these Articles of Incorporation regarding
(i) the classification of the Board of Directors; (ii) indemnification of Directors and officers; (iii) limitation on liability of Directors; (iv) management of the Corporation by the Board of Directors and amendment of the Corporation's bylaws; (v) persons entitled to call a special meeting of the shareholders; and (vi) provisions authorizing the issuance of Preferred Stock of the Corporation.

         IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation.


         This 17th day of December, 1997.

                                    /s/ Stephen C. Whicker
                                    ----------------------------------
                                    Stephen C. Whicker, Incorporator


2150 Cobb Parkway
Smyrna, Georgia 30080